EXHIBIT 99.1

CONTACT:	Bob Leahy	Erin Reilly
	VP Finance & Operations	Investor Relations
	Brooktrout, Inc.	Brooktrout, Inc.
	(781) 433-9426	(781) 292-9378

Brooktrout Announces

Profitable Results for the Third Quarter 2004

NEEDHAM, Mass., October 20, 2004 – Brooktrout, Inc. (NASDAQ: BRKT), a leading provider of innovative hardware and software platforms that enable applications for the New Network™, today reported that revenue for the third quarter of 2004 was $20,369,000 compared to $19,446,000 for the third quarter of 2003, an increase of approximately 5%.  The company’s net income for the third quarter of 2004 was $425,000, or $0.03 per diluted share, compared to net income of $917,000, or $0.07 per diluted share, for the same period in 2003.

Revenue for the nine months ended September 30, 2004 was $58,255,000 compared to $52,370,000 for the same period in 2003.  The company’s net loss for the nine months ended September 30, 2004 was $2,320,000, or $(0.18) per diluted share, compared to a net loss of $1,448,000, or $(0.12) per diluted share, for the same period of 2003.  The net loss for the nine months ended September 30, 2004 included a charge for in-process research and development of $2,490,000, or ($0.19) per diluted share, associated with the company’s acquisition of SnowShore Networks, Inc. on April 5, 2004.

“We had a terrific third quarter and were pleased with all aspects of our business,” said Eric Giler, president of Brooktrout.  “We were able to grow our business sequentially from revenue in the second quarter of 2004 of $19.2 million and we are reporting a profitable quarter.  This is a strong business with critical products that enable important new communications applications addressing growth areas.  We believe that we are not only experiencing positive momentum, but we are also building an exciting pipeline of future business.”

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Business Outlook

Giler continued with the following outlook for the fourth quarter of 2004, “Historically, our fourth quarter is a strong quarter as customers seek to spend their end of year budgets. We expect the fourth quarter to be strong and we are optimistic about our anticipated revenues. We believe that fourth quarter revenue will be approximately $21 million to $22 million.  Given our revenue guidance range, we would anticipate gross margins to be similar to recent quarters, or 67% to 68%.  However, gross margins can fluctuate as a result of shifts in product mix, changes in product sales volume and pricing, as well as variability in component costs.  We anticipate that total operating expenses for the fourth quarter will be between $13.5 million and $13.9 million.  We expect net income to be $500,000 to $1,000,000 for the fourth quarter of 2004.”

Stock Repurchase Program

In a separate announcement today, Brooktrout announced that its Board of Directors had authorized the repurchase of up to 1,000,000 shares of the company’s common stock from time to time on the open market or in privately negotiated transactions. Under the program, shares may be repurchased over the next 12 months and in such amounts as market conditions warrant, and subject to regulatory and other considerations.

Conference Call Details

As previously announced, Brooktrout’s management will host a conference call at 5:00 p.m. ET today, October 20, 2004, to discuss these quarterly results, along with business highlights and outlook. Brooktrout’s management will also address the stock repurchase program authorized by its Board of Directors, which was announced in a separate statement released today.  The conference call will be simultaneously broadcast live over the Internet.  Anyone interested in listening to this teleconference can do so by logging onto the Brooktrout, Inc. website at http://www.brooktrout.com/investor.

For those who cannot access the live broadcast, a replay will be available on the overview page of the web site for five business days following the presentation and will be archived in the Multimedia section thereafter.  Following the live broadcast, a telephone replay will also be available at 1-973-341-3080, passcode #5260260 until midnight ET on Thursday, October 21, 2004.

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Note to Investors

Statements in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements with respect to the sales pipeline for future business, the statements set forth above under “Business Outlook” and statements regarding the company’s potential repurchase of shares of its common stock from time to time under its stock repurchase program.  Readers should not place undue reliance on forward looking statements because they involve known and unknown risks and uncertainties, which may cause actual events or our actual results, performance, and achievements to differ materially from what are expressed or implied by such forward-looking statements.  In particular, there is a risk that interest from potential customers for our solutions will not result in sales of our products when projected or at all.  Other risks and uncertainties include, among other things, the current telecommunications market slow down and its impact on our customers’ business and financial strength, the uncertainties relating to global events, the ability to keep pace with the evolution of the telecommunications hardware and software market, the impact of competition, the impact of changes to regulations affecting the telecommunications and Internet industries, the market price of our stock prevailing from time to time, the nature of other investment opportunities presented to us from time to time, our cash flows from operations and general economic conditions.  Additional information concerning these and other risk factors is contained in the “Factors That May Affect Future Results” section of Brooktrout, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 9, 2004, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed with the Securities and Exchange Commission on August 6, 2004. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

About Brooktrout

Brooktrout, Inc., headquartered in Needham, MA, delivers communications hardware and software products that enable applications for the New Network – a Network born through the marriage of the telephone and data networks.  Brooktrout, Inc.’s mission is to collaborate with its partners so they can bring innovative solutions to market quickly, increase business and expand into new markets.  Brooktrout believes that a solid focus on customers, significant first-to-market products and key

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acquisitions are making it a partner of choice for today’s hottest communications service and enterprise application providers. Brooktrout is traded publicly on NASDAQ under the symbol BRKT.  For more information, visit http://www.brooktrout.com/investor.

Brooktrout and the New Network are trademarks or registered trademarks of Brooktrout, Inc.

All other trademarks are the property of their respective owners.

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BROOKTROUT, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited, in thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenue	$20,369	$19,446	$58,255	$52,370

Costs and expenses:
Cost of product sold	6,345	6,680	18,619	19,280
Research and development	4,373	4,455	13,705	13,868
In-process research and development	—	—	2,490	—
Selling, general and administrative	9,141	7,503	25,970	22,337
Total costs and expenses	19,859	18,638	60,784	55,485

Operating income (loss)	510	808	(2,529)	(3,115)

Other income, net:
Gain on investment	—	499	—	499
Interest income, net and other	210	172	509	617
Total other income, net	210	671	509	1,116

Income (loss) before income taxes	720	1,479	(2,020)	(1,999)

Income tax provision (benefit)	295	562	300	(551)

Net income (loss)	$425	$917	$(2,320)	$(1,448)

Net income (loss) per common share:
Basic	$0.03	$0.07	$(0.18)	$(0.12)
Diluted	0.03	0.07	(0.18)	(0.12)

Weighted average shares outstanding:
Basic	13,002	12,325	12,960	12,298
Diluted	13,600	12,870	12,960	12,298

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BROOKTROUT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash, cash equivalents, and marketable debt securities	$52,999	$55,950
Accounts receivable (less allowance for doubtful accounts and sales returns of $558 in 2004 and $843 in 2003)	9,351	10,232
Inventory	3,747	4,465
Deferred taxes and other current assets	6,281	6,617
Total current assets	72,378	77,264

Equipment and furniture, less accumulated depreciation and amortization	2,248	2,245
Intangible assets, less accumulated amortization	5,866	5,909
Deferred taxes and other non current assets	16,474	11,161

Total assets	$96,966	$96,579

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current and long term liabilities	$15,565	$14,925

Stockholders’ equity	81,401	81,654

Total liabilities and stockholders’ equity	$96,966	$96,579

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